UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )

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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CMS ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
RELATING TO 2025 ANNUAL MEETING OF SHAREHOLDERS

This supplement should be read together with the CMS Energy Corporation (“CMS”) Proxy Statement, filed with the Securities and Exchange Commission on March 20, 2025 in connection with the CMS 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually at virtualshareholdermeeting.com/CMS2025 on Friday, May 2, 2025, at 11:45 a.m., Eastern Time.

The purpose of this filing is solely to identify the name of the shareholder proponent relating to the shareholder proposal intended to be presented at the Annual Meeting:  Proposal 4: Vote on a Shareholder Proposal: Support Shareholder Ability to Call for a Special Shareholder Meeting. Except as described herein, this supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement or the accompanying proxy card.

This shareholder proposal was submitted by John Chevedden with address at 2215 Nelson Ave., No. 205, Redondo Beach, California 90278. Mr. Chevedden has continuously owned no fewer than 80 shares of CMS stock since November 1, 2021.

We invite you to read the full text of the shareholder proposal and our opposition statement at the link below on pages 69-72 of our Proxy Statement:

https://www.sec.gov/Archives/edgar/data/201533/000114036125009713/edge20035720x1_def14a.htm#tPROP4

The Board of Directors unanimously recommends that the shareholders vote AGAINST Proposal No. 4.